Exhibit 10.19

“TRIPLE NET” LEASE AGREEMENT

ARTICLE 1: BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.1	Date of Lease:	August 2, 2002

1.2	Landlord (legal entity):	Verilink Corporation, a Delaware corporation

1.3	Tenant (legal entity):	The Boeing Company, a Delaware corporation

1.4	Premises:	The “Premises” means the building (“Building”) located at 950 Explorer Boulevard, Huntsville, Alabama 35806 depicted on the site plan attached as Exhibit A, and the land described in Exhibit B (the “Property”). The Premises includes the grounds surrounding the Building, which are part of the Property, together with the right to park 450 to 500 vehicles in the parking lot adjoining the Building.

1.5	Approximate Size of Premises:	109,910 allocated square feet of floor area in the Building. The parties agree that the Base Rent is an agreed-upon sum not based on the exact amount of rentable square feet actually located in the Leased Premises.

1.6	Lease Term:	The sixty-four (64) month period beginning on the Lease Commencement Date.

1.7	Lease Commencement Date:	The estimated lease commencement date is August 1, 2002 and the rental commencement date is December 1, 2002. The term of the lease shall commence upon the later to occur of: (i) the estimated commencement date, or (ii) the date the Premises are delivered to Tenant with Verilink furniture and servers removed and vacated by all Verilink employees. August 1, 2002 or the date the Premises is delivered to Tenant with Verilink furniture and servers removed and vacated by all Verilink employees.

1.8	Expiration Date:	November 30, 2007, unless the Lease Term is terminated sooner pursuant to the terms of this Lease, including particularly Paragraph 2.2.

1.9	Permitted Uses:	Any lawful purpose consistent with the character of the Building, including general office and warehouse. The use must comply with the Cumming Research Park West District Regulations, Article 50.1 (see attached)

1.10	Base Rent:	See Attached Rental Schedule

1.11	Address of Landlord for Notices:	Verilink Corporation 127 Jetplex Circle Madison, Alabama 35758 Attention: Todd Westbrook

1.12	Address of Tenant for Notices: Overnight:	The Boeing Company c/o Boeing Realty Corporation J.S. McDonnell Blvd. and Airport Rd Building 100, Mail Code: S100-1380 Berkeley, Missouri 63134 OR
	Regular:	P. O. Box 516 Mail Code: S100-1380 St. Louis, Missouri 63166-0516 Attention: Real Estate Manager

1.13	Exhibits:	A. Site Plan B. Legal Description C. Rental Schedule D. Use - Cumming Research Park West District Regulations, Article 50.1 E. Cummings Research Park West Sign Control Regulations, Article 72.4.8

ARTICLE 2: LEASE TERM

2.1     Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term shall be the period stated in Article 1 and shall begin on the Lease Commencement Date set forth in Article 1. The Premises will be available to Tenant continuously, 24 hours of each day, seven days of each week, during the Lease Term. If the Landlord has not vacated the Building by August 1, 2002, provided that Tenant does not cause such delays, the rental commencement date shall be delayed one week for every week of delay in giving possession. If the Landlord has not given possession by September 1, 2002, then the Tenant may give the Landlord written notice of lease termination.

2.2     Termination by Tenant. Tenant may terminate the Lease Term at the end of the fortieth (40) full calendar month, respectively, of the Lease Term by giving notice of such termination to Landlord no later than 180 days prior to the date on which such termination is to become effective. The Tenant shall pay Landlord for any unamortized commissions at the time such notice is given. Unamortized commissions equal 6% multiplied by all rent that would have been paid for the terminated months of the initial Lease Term.

2.3     Right to Extend Lease Term. Tenant shall have five (5) successive two (2) year options to extend the Lease. To extend the Lease term Tenant must give written notice to Landlord no later than nine (9) month’s prior to the end of the Lease Term (or any extensions thereof) of its intention to extend the Lease. The rent for each option period shall be at Fair Market Rent (as defined below in article 3.1.2).

2.4     Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Lease Term without Landlord’s written consent, Tenant shall be deemed to be a tenant from month-to-month only, at 125 percent of the monthly installment of Base Rent in effect during the last month of the expired Lease Term. Except as aforesaid, such tenancy shall be upon and subject to the terms of this Lease. Either party may terminate such tenancy as of any date by giving to the other at least 30 days’ prior written notice of termination. Nothing herein, however, shall be deemed to grant to Tenant the right to hold over in the Premises beyond the expiration of the Lease Term, and Landlord shall be entitled to all remedies available to it, in law or in equity, in order to recover possession of the Premises upon Tenant holding over in the Premises without Landlord’s consent.

ARTICLE 3: RENT

“Rent” shall comprise “Base Rent” as provided in Paragraph 3.1 and “Additional Rent.” Additional Rent shall include all amounts payable by Tenant pursuant to Paragraph 3.2 and all amounts payable by Tenant under this Lease that are not Base Rent.

3.1     Base Rent.

3.1.1	Base Rent During Initial Term. On the first day of each calendar month during the Lease Term, Tenant shall pay to Landlord (as provided in the last sentence of this Paragraph 3.1) the monthly Base Rent amount set forth in Paragraph 1.10 in lawful money of the United States, in advance and, except as provided herein, without offset, deduction, or prior demand. Rent shall be payable at Landlord’s address specified in Paragraph 1.11 above or at such other place or to such other person as Landlord may designate by notice to Tenant from time to time.

3.1.2	Base Rent During Extended Term. If Tenant elects to extend the Lease Term as provided in Paragraph 2.3, then on the first day of each Extended Term (respectively, the “Rent Adjustment Date”) Base Rent shall adjust to the Fair Market Rent, determined as follows. Fair Market Rent shall mean the amount per rentable square foot that a willing comparable tenant would pay and a willing, comparable landlord would accept in an arm’s length transaction, for delivery on or about the applicable delivery of effective date, for comparable, non-renewal, non-expansion space in the Building and in other qualified buildings in the same geographic area, similarly improved, giving appropriate consideration to annual rental rates per rentable square foot, the type of escalation clauses (including, without limitation, operating costs, real estate tax allowances or base year and rental adjustments), rentable abatement or free rent concessions, if any, brokerage commissions, the length of the term, the size and location of the project, building standard work letters and/or tenant improvement allowances, if any, the extent of services provided to the leased premises, the date as of which the Fair Market Rate is to become effective, and other generally applicable terms and conditions of tenancy for comparables sized space. In no event will the Fair Market Rate, impute a value upon leasehold improvements or fixtures installed by Tenant to the extent such leasehold improvements would increase the Fair Market Rate. No later than four months prior to the relevant Rent Adjustment Date, Landlord shall notify Tenant of Landlord’s good faith, reasonable opinion of the Fair Market Rent (expressed in dollars per rentable square foot in the Building in the Premises per year) for the Premises (“Landlord’s Proposed Rent”). Within 30 days after Tenant’s receipt of Landlord’s Proposed Rent, Tenant shall indicate whether or not Tenant accepts Landlord’s Proposed Rent. If Tenant accepts Landlord’s Proposed Rent, then Landlord’s Proposed Rent shall become the Base Rent for the subsequent Extended Term. If Tenant does not accept Landlord’s Proposed Rent, Tenant shall notify Landlord of Tenant’s opinion of the Market Rent for the Premises (“Tenant’s Proposed Rent”). Within ten days after receipt of Tenant’s Proposed Rent, Landlord shall indicate whether or not Landlord accepts Tenant’s Proposed Rent (and if Landlord does so accept, then Tenant’s Proposed Rent shall become the Base Rent for the Premises for the relevant Extended Term). If Landlord does not accept Tenant’s Proposed Rent, then the parties shall proceed to arbitrate Base Rent as follows.

  The parties shall appoint a single arbitrator, who shall be an MAI appraiser with not less than ten years’ experience in appraising industrial property in the Huntsville, Alabama area. If the parties cannot agree upon an arbitrator within ten days after Landlord’s rejection of Tenant’s Proposed Rent, then either party may apply to the District Vice President of the Atlanta Regional Office of the American Arbitration Association and the individual appointed by the Director shall be the arbitrator for this purpose. Each party shall present to the arbitrator such information as the party deems relevant and the arbitrator shall select either the Landlord’s Proposed Rent or the Tenant’s Proposed Rent (but no other amount) as the Base Rent for the Extended Term in question and the rent so selected shall become the Base Rent for said Extended Term.

3.2     Additional Rent; Operating Expenses. In addition to Base Rent, Tenant shall pay the Operating Expenses as provided in this Paragraph 3.2. Tenant shall pay the operating expenses for the building beginning upon the Lease Commencement Date. Both parties agree to a pro-ration of some operating expenses in the event that possession occurs on a date other than the first day of the month.

3.2.1	Expenses to be Paid by Tenant. During the Lease Term and subject to the exceptions set out in Paragraph 4.2, Tenant shall be responsible to pay all reasonable and necessary costs for (a) utilities, maintenance and repair of the Building, (b) subject to the provisions of Article 5, real estate taxes, assessments, storm water management and similar charges imposed on the Building by any state or local government or governmental agency (excluding franchise taxes, income taxes, business and occupational taxes, and other similar taxes imposed on Landlord), and (c) providing property insurance for said Building (together, the “Operating Expenses”) .

3.2.2	Exceptions. Notwithstanding Paragraph 3.1.1, Operating Expenses shall not include, and Tenant shall not be required to pay any of the following:

A.	Any and all ground lease rentals;

B.	Any and all payments of principal, finance charges, interest, or fees on debt or amortization of any loan, mortgage, deed of trust, or other debt;

C.	Costs of maintenance, repair, replacement or renewal of load bearing walls, foundations and other structural components, and roofs and any costs of performing maintenance for which Landlord is responsible under this Lease;

D.	Costs of depreciation and amortization (except as provided with respect to capital improvements);

E.	Marketing costs, leasing or brokerage commissions, attorneys’ fees, costs, disbursements, advertising and promotional costs, and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants (including Tenant), other occupants, or prospective tenants or other occupants of the Building, and costs of signs identifying the owner and/or any occupant of the Building;

F.	Franchise or income taxes of Landlord or any other taxes, except for real property taxes on the Building and Land;

G.	Costs in any way related to reporting, documenting, cleanup, remediation, or response of any kind in connection with the use, transportation, storage, generation or release by any person other than Tenant, its agents, employees, invitees and contractors, of any chemical, petroleum or petroleum product, asbestos, asbestos-containing material, contaminant, dangerous waste, or hazardous material as regulated or defined under any federal, state or local law or regulation relating to the protection of the environment or of human health.

H.	Legal fees, costs, settlements, judgments, or awards paid or incurred in connection with disputes between Landlord and any tenant (including the Tenant), provider, or contractor;

I.	Compensation paid to executives, any compensation paid to clerks, attendants or other persons in any commercial concessions operated by Landlord;

J.	Expenses incurred for the correction of any latent or patent defects in the improvements in the Premises or Building;

K.	Expenses in connection with services or other benefits are not offered to Tenant or for which Tenant is charged directly by Landlord or by an independent contractor or utility, but which are provided to another tenant or occupant of the Building and charged to such tenant as Operating Expenses;

L.	Cost of complying with the provisions of the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, the Resource Conservation and Recovery Act, or any other federal, state, or local law relating to the protection of the environment;

M.	Landlord’s general corporate overhead and general and administrative expenses, and costs associated with the operation of Landlord’s business, including partnership accounting and legal matters;

N.	With respect to any assessment, premium, or other charge which is payable over a period of time by Landlord (or which Landlord may elect to pay over a period of time), any portion of such assessment, premium, or other charge which exceeds the then-current year’s installment thereof;

O.	Any bad debt loss, rent loss, reserves for bad debt or rent loss, or reserves of any kind;

P.	Any item which would be otherwise be treated as an Operating Expense, but which is paid by Tenant directly to Landlord or to the purveyor thereof;

Q.	Tax penalties and other penalties or fines with respect to taxes;

R.	Costs arising from the negligence or willful misconduct of Landlord, except that costs arising from Landlord’s negligence are allowed to the extent that such losses could not have been covered by commercial general liability insurance;

S.	Costs incurred (including costs of repair or alteration) as the result of fire or other casualty or the exercise of the right of eminent domain by any governmental authority;

T.	Costs or expenses for sculpture, paintings, or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, repair, and/or maintenance of same;

U.	Costs of correcting or repairing defects in any equipment or in replacing defective equipment to the extent that such costs are covered by warranties of manufacturers, suppliers, or contractors, or are otherwise borne by parties other than Landlord;

V.	Initial costs of exterior landscaping and construction of the parking lot and any other required landscaping necessary to accommodate the parking described in Section 1.4;

W.	Costs incurred in removing the property of former tenants and/or other occupants of the Building;

X.	Costs of any “tap fees” or one-time lump sum sewer or water connection fees for the Building;

Y.	Costs or fees relating to the defense of Landlord’s title to or interest in the Building, the Property, or any part thereof;

Z.	Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, or in accordance with the practice of landlords in the same market as the Building, would not normally be treated as an operating expense by landlords of comparable properties.

3.3     Interest. Any rent or other amount due to Landlord other than interest, if not paid when due, shall bear interest from the date due until paid at the Default Rate, provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. The Default Rate is a fluctuating rate of interest per annum equal at all times to the rate of interest announced from time to time by Chase Manhattan Bank in New York, New York as its “prime rate” plus two percent per annum, each change in such fluctuating rate to take effect simultaneously with each change in such prime rate.

ARTICLE 4: [INTENTIONALLY LEFT BLANK]

ARTICLE 5: PROPERTY TAXES

5.1     Assessments for Public Improvements. If the Property or any part thereof is assessed for the cost of construction or maintenance of any public improvement, Landlord shall pay such assessment and Tenant shall have no responsibility therefor.

5.2     Payment of Real Property Taxes. Tenant shall be responsible for the payment of all real property taxes affecting the Property and shall keep the Property free and clear of any liens, charges, and encumbrances of any taxing authority for the collection of unpaid real property taxes. Tenant understands that due to IDB financing, property taxes are not due on this building during the initial term of this lease; provided if Landlord causes The Industrial Development Board of the City of Huntsville to convey title to the Property out of the name of The Industrial Development Board of the City of Huntsville, then Landlord shall have the obligation to pay all such taxes.

5.3     Personal Property Taxes. Tenant shall pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory, or any other personal property belonging to Tenant.

ARTICLE 6: UTILITIES

6.1     Utilities. Tenant shall pay for any water, gas, electricity, heat, light, power, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the

Premises with respect to all utilities and services used on the Premises, and Tenant shall be responsible for payment of any telecommunications charges incurred by Tenant for telecommunications services provided to Tenant at the Premises and Tenant shall be responsible for the costs of all janitorial services provided to Tenant at the Premises.

ARTICLE 7: INDEMNITIES AND INSURANCE

7.1     Tenant Indemnity. Tenant shall indemnify and hold Landlord harmless from and against any and all claims or liability for bodily injury to or death of any person or loss of or damage to any property arising out of Tenant’s use of the Premises or the Property or from the conduct of Tenant’s business or from any activity, work or thing done, permitted or suffered by Tenant, its agents, employees, contractors or invitees in or about the Premises or the Property except:

(a)	claims and liabilities to the extent caused by any negligence on the part of Landlord, its agents, employees, contractors or invitees, or

(b)	claims and liabilities for property damage addressed in Paragraph 7.4.

In the absence of any negligence on the part of the Landlord, its agents, employees, contractors or invitees, such indemnity shall include all reasonable costs, attorneys’ fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Landlord by reason of any claim falling within the scope of the foregoing indemnity, and in the absence of any negligence on the part of Landlord, Tenant upon written notice from Landlord to Tenant within 60 days after Landlord receives notice of the claim shall defend same at Tenant’s expense by counsel reasonably satisfactory to Landlord.

The foregoing indemnity is conditioned upon Landlord providing notice to Tenant within 60 days after Landlord receives notice of any claim or occurrence that is likely to give rise to a claim that will fall within the scope of the foregoing indemnity and cooperating fully with Tenant in any defense or settlement of the claim or liability.

7.2     Landlord Indemnity. Landlord shall indemnify and hold Tenant harmless from and against any and all claims or liability for bodily injury to or death of any person or loss of or damage to any property arising out of the condition of the Premises or the Property or from any activity, work or thing done, permitted or suffered by Landlord, its agents, employees, contractors or invitees in or about the Premises or the Property except:

(a)	claims and liabilities to the extent caused by any negligence on the part of Tenant, its agents, employees, contractors or invitees, or

(b)	claims and liabilities for property damage addressed in Paragraph 7.4.

In the absence of any negligence on the part of the Tenant, its agents, employees, contractors or invitees, such indemnity shall include all reasonable costs, attorneys’ fees and expenses incurred in the defense of any such claim or any action or proceeding brought thereon. In the event any action or proceeding is brought against Tenant by reason of any claim falling within the scope of the foregoing indemnity, and in the absence of any negligence on the part of Tenant, Landlord upon written notice from Tenant to Landlord within 60 days after Tenant receives notice of the claim shall defend same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

The foregoing indemnity is conditioned upon Tenant providing notice to Landlord within 60 days after Tenant receives notice of any claim or occurrence that is likely to give rise to a claim that will fall within the scope of the foregoing indemnity and cooperating fully with Landlord in any defense or settlement of the claim or liability.

7.3     Tenant’s Insurance. Tenant, at Tenant’s own cost and expense, will provide and keep in full force and effect during the Lease Term, commercial general liability insurance with limits of not less than $5,000,000 covering bodily injury to any person, including death, and loss of or damage to real and personal property, or shall self-insure for the same. Insurance provided hereunder may be provided under Tenant’s blanket liability insurance policy. During the Lease Term Landlord shall be named as an additional insured under insurance carried pursuant to this Paragraph 7.3 to the extent of Tenant’s undertaking set forth in Paragraph 7.1 and a certificate evidencing such insurance coverage shall be delivered to Landlord not less than fifteen days prior to the Lease Commencement Date or the date when Tenant shall enter into possession, whichever occurs later.

Such certificate of insurance will provide for fifteen days’ advance notice to Landlord in the event of cancellation.

7.4     Mutual Waiver of Claims. [INTENTIONALLY DELETED]

7.5     Mutual Waiver of Subrogation. [INTENTIONALLY DELETED]

7.6     Premises Insurance. Notwithstanding Paragraph 7.4, Tenant shall, at Tenant’s expense, procure and maintain at all times during the Lease Term a policy or policies of property insurance covering loss or damage to the Building in the amount of the full replacement value thereof (including Tenant’s Alterations, trade fixtures and equipment) providing protection against all perils normally included in an “all risk” property insurance policy, including flood, but excepting peril of earthquake. Such property insurance shall provide for payment of loss thereunder to Landlord or any mortgagee and/or financial institutions as their respective interests may appear and to Tenant for its cost of alterations, trade fixtures, furniture, and equipment. Landlord will notify Tenant on or before the Commencement Date, and from time to time thereafter at intervals no more frequent than annually, of the amount of insurance coverage required hereunder and Tenant may rely on said amount as being the full insurable value for the purpose of this Lease, and the amount of any loss or damage exceeding such insurable value shall be assumed by, for the account of, and at the sole risk of the Landlord. Such insurance policies shall provide that such policies may not be canceled without 30 days’ prior written notice to Landlord. Landlord shall, at Landlord’s expense, provide and maintain in full force and effect a policy or policies of commercial general liability insurance with limits of not less than $5,000,000 covering bodily injury to any person, including death, and loss of or damage to real and personal property. Such insurance policy shall provide that it may not be canceled without thirty days prior written notice to Landlord.

ARTICLE 8: USE OF THE PREMISES

8.1     Permitted Uses. Tenant may use the Premises for the uses set forth in Paragraph 1.9 above.

8.2     Manner of Use. Tenant shall not cause or permit the Premises to be used in any way that violates any law, ordinance, restrictive covenants encumbering the Premises as of the date hereof or governmental regulation or order, or which shall constitute a nuisance or waste.

8.3     Signs. Subject to Landlord’s reasonable approval, Tenant shall be entitled to install appropriate signage, including Tenant’s logo and/or name on the exterior of the building, entrance doors and/or entranceways to the Building. Tenant’s Building signage shall comply with all governmental laws, rules and regulations (including but not limited to Cummings Research Park West Sign Control Regulations, Article 72.4.8 (see attached) and all covenants, conditions and restrictions encumbering the Building. Tenant’s signage rights are not personal to Tenant and may be assigned. The cost of all fabrication, installation, maintenance, insurance, removal and utilities shall be paid for by Tenant. The monument sign is located at the Explorer Boulevard entry will be available for Tenant’s sole use.

ARTICLE 9: COMPLIANCE WITH LAWS; HAZARDOUS SUBSTANCES

9.1     Compliance with Laws in General. Provided that the Building and the Premises are in the condition required by Paragraph 10.1, Tenant shall, at all times during the Lease Term and at its sole cost and expense, maintain the Building and the Premises in compliance with all present and future laws and codes, including all applicable building, fire, seismic, safety, electrical, mechanical and similar codes, the Americans with Disabilities Act, and any state or local laws relating to access to facilities or accommodations by handicapped or disabled persons, and insurance company requirements and shall make all modifications to the Building and the Premises that may be required by such laws, codes and requirements.

9.2     Hazardous Substances Use. Any and all use, storage, release, handling, transportation, treatment or storage by Tenant of Hazardous Substances on the Premises shall be carried out in substantial compliance with all applicable federal, state and local laws, ordinances and regulations. Intentional disposal of Hazardous Substances shall not occur on the Premises under any circumstances except as permitted by law.

9.3     Representation. Landlord hereby represents and warrants that to the best of Landlord’s knowledge, and Landlord having no obligation to have made any independent study or investigation, (i) there have been no releases of Hazardous Substances at the Premises; (ii) Landlord has no reason to believe that Hazardous Substances have in the past been used, generated, treated, stored or disposed of at the Premises; and (iii) no claim of liability relating to the presence of adverse environmental conditions at or on the Premises has been made or is threatened by any government agency or other third party.

9.4     Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, and reimburse Landlord for any costs it incurs arising from any and all claims of liability asserted against Landlord by a third party, including without limitation any agency or instrumentality of the federal, state or local government, for bodily injury including death, physical damage to or loss of use of property or cleanup activities to the extent required by applicable law (remedial or removal), arising out of or relating to the release or threat of release of any Hazardous Substance by Tenant, its agents, employees, invitees and contractors, while Tenant, its agents, employees, invitees and contractors are on the Premises.

Landlord shall indemnify, defend and hold harmless Tenant, and reimburse Tenant for any costs it incurs arising from and against any and all claims of liability asserted against Tenant by a third party, including without limitation any agency or instrumentality of the federal, state or local government, for bodily injury including death, physical damage to or loss of use of property or cleanup activities to the extent required by applicable law (remedial or removal), arising out of or relating to the release or threat of release of any Hazardous Substance existing at or emanating from the Premises, except to the extent caused by Tenant, its agents, employees, invitees and contractors on the Premises.

9.5     Definition, Hazardous Substances. For purposes of this Lease, the term “Hazardous Substances” shall mean any dangerous waste, hazardous waste or hazardous substance that is regulated as toxic or otherwise hazardous to human health or the environment under any applicable law. In the United States, the term shall include, but not be limited to, any hazardous waste or hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (42 U.S.C. S 9601 et seq.); the Resource Conservation and Recovery Act as amended (42 U.S.C. S 6901 et seq.); or any analogous state or local law.

ARTICLE 10: REPAIR AND MAINTENANCE

10.1     Landlord’s Warranty of Existing Conditions. Landlord warrants that as of the date of this Lease the Building and the Premises comply with all laws and codes, including all applicable building, fire, seismic, safety, electrical, mechanical and similar codes, the Americans with Disabilities Act, and any state or local laws relating to access to facilities or accommodations by handicapped or disabled persons, and all applicable insurance company requirements. All systems in the Building and all equipment used in the operation of the Building are in good operating condition, and have been maintained in accordance with applicable manufacturers’ instructions or otherwise in accordance with best practices. All costs incurred by Landlord in connection with its obligations under this Article 10 shall be excluded from “Operating Expenses” for purposes of Paragraph 3.2.

10.2     Tenant’s Acceptance of Existing Conditions. In reliance on Landlord’s warranty set out in Paragraph 10.1, and subject to Landlord providing additional parking to total between 450 and 500 spaces to be completed by December 1, 2002, Tenant shall accept the Premises in their condition as of the execution of this Lease. Except as expressly provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation, express or implied, as to the condition of the Premises or the suitability of the Premises for Tenant’s intended use.

10.3     Landlord’s Obligation. Subject to Section 10.4, Landlord shall, at its own cost and expense, maintain the roof of the Building (including structural members and roof deck, membrane and sheathing), gutters, all load bearing walls, the foundations of the Building and all other structural elements of the Building. During the initial year of the term of the Lease Landlord shall be responsible for the portion of the HVAC repairs or replacement costs if the cost to Tenant exceeds $15,000 per occurrence.

10.4     Tenant’s Obligations. Tenant shall be responsible for providing all janitorial, cleaning, and sanitation service to the Building. In addition, the Tenant shall maintain (i) all electrical, mechanical, plumbing, heating, ventilation and air-conditioning systems, wiring and ducting in the Building or at the Property; (ii) all utility lines, connections and hook ups serving the Building and Property; (iii) all electric lights, including replacement of burned out lights and systems: (iv) windows and doors, including replacement of damaged or broken glass and cleaning of exterior glass surfaces, and the siding of the Building (including painting as required); (v) elevators and stairs; (vi) parking areas, sidewalks, fencing and landscaping. Landlord will assist in the enforcing of any existing warranties resulting from the recent building remodeling.

10.5     Repairs Due to Negligence. Notwithstanding anything to the contrary that may be contained in this Lease but subject to the waivers of the right of recovery in Paragraphs 7.4 and 7.5, any repairs that are required by reason of any waste, misuse or negligence on the part of either party (and that are not within the scope of Paragraphs 7.4 and 7.5) shall be made by and at the expense of the party causing such waste, misuse or negligence.

10.6     Repair Standard. All repairs made pursuant to the provisions of this Article 10 shall be made within a reasonable time (depending on the nature of the required repair or replacement) after the party who is obligated to make such repair or replacement has actual notice of the necessity for such repair or replacement. The terms “maintain” and “repair” in this Article 10 mean maintaining and repairing to the physical condition as exists at the date of this Lease or on the Lease Commencement Date, as the case may be, and shall include replacement when an item has reached the end of its useful life and cannot be reasonably repaired and maintained, subject to the limitation that Tenant shall not be required to improve the condition of the Premises above that existing as of the Lease Commencement Date.

ARTICLE 11: ALTERATIONS

11.1     Alterations. Tenant shall have the right, at its own cost and expense, to make alterations, installations and changes (hereinafter collectively called “Alterations”) in, on and to the Premises as it shall deem expedient or necessary for its business purposes without Landlord’s prior written consent if such Alterations are not “Structural Alterations.” For purposes of this Lease, a Structural Alteration is an Alteration that affects the structural integrity of the Premises, pierces the roof membrane or floor slab, or affects the mechanical, electrical or plumbing systems of the building. Tenant may not make any Structural Alterations unless it has first obtained Landlord’s written consent thereto and to the name of the contractor undertaking such Structural Alterations, which consent Landlord shall not unreasonably withhold or delay. If Landlord fails to give or deny its consent within 20 days after Landlord’ s receipt of Tenant’s written request therefor, Landlord shall be deemed to have given its consent. All Alterations shall be performed in a good and workmanlike manner and in accordance with all applicable laws. Tenant shall notify Landlord prior to beginning any construction to enable Landlord to post on or about the Premises notices of non-responsibility. Landlord may condition its consent to any Alteration, which would interfere with future use of the Property if not removed at the termination of this Lease on Tenant’s agreement to remove such Alteration at that time pursuant to Article 17 hereof. Tenant shall otherwise have the option to remove any or all Alterations and signage during the Lease Term or upon termination of this Lease.

11.2     Contractor Liens. Tenant shall not create or place any lien or encumbrance on the interest of Landlord or Tenant in the Premises or charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises by or on behalf of Tenant and will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease arising from any work performed by or on behalf of Tenant. Tenant shall give Landlord prompt written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within 30 days after the filing or recording thereof or, at its election, shall contest such lien or encumbrance as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner reasonably satisfactory to Landlord within such 30-day period.

11.3     Initial Tenant Improvement Work. Tenant, at its sole cost and expense, shall construct initial improvements to the Premises in accordance with the concept drawing attached as Exhibit ____, subject to review and redraw for compliance to local codes, etc. Tenant shall have the opportunity to relocate standard electrical outlets and computer cabling locations throughout the Building. It is understood Tenant shall perform all computer wiring. Final plans to be prepared by and at the sole expense of Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall not charge any administrative, project management, or other fees to Tenant, nor shall Tenant be required to reimburse Landlord for its review of plans and specifications for Tenant’s alterations. Tenant will not be required to remove its improvements or restore the Premises at the end of the lease term.

11.4     Landlord Capital Improvements. Other than the maintenance that is Tenant’s obligation under Section 10.4, Landlord will not make any capital improvements to the Property without Tenant’s prior written consent.

ARTICLE 12: DAMAGE AND RESTORATION

12.1     Damage That Can be Repaired within 90 Days. If the Premises shall be destroyed or so damaged by any cause as to be unfit, in whole or in part, for occupancy and such damage or destruction could be substantially repaired within 90 days from the date on which Landlord receives notice of such damage or destruction, Landlord shall give Tenant written notice within 30 days after receiving notice of such damage or destruction that such damage or destruction can be restored within said 90-day period. In such case, Landlord shall repair such damage or destruction (including Alterations constructed by Tenant) with all reasonable speed and shall substantially complete such repairs within 90 days from the date on which Landlord receives notice of such damage or destruction.

12.2     Damage That Cannot be Repaired within 90 Days. If such damage or destruction cannot be substantially repaired within 90 days from the date on which Landlord receives notice thereof, Landlord shall give Tenant written notice within 30 days after receiving notice of such damage or destruction that Landlord will be unable to repair or rebuild the Premises within such 90-day period and shall specify in such notice the time within which such repairs or reconstruction can be completed. Tenant shall have the option, within 30 days after Tenant’s receipt of such notice, to elect either to terminate this Lease and to be released from further liability hereunder, or to extend the Lease Term by a period of time equivalent to the time specified in Landlord’s notice as the time within which such repairs or reconstruction can be completed less 90 days. If Tenant elects to extend the Lease Term, then Landlord shall restore the Premises to their former condition (exclusive of Alterations constructed by Tenant), to the extent reasonably practical, within the time specified in the notice.

12.3     Performance and Completion of Repairs. Repairs and restoration performed by Landlord pursuant to this Article shall be made in a commercially reasonable matter, in conformity with all applicable legal requirements, and shall be subject to Tenant’s reasonable approval. If Landlord fails to substantially complete repairs within the applicable period of time required by this Article, Tenant shall have the right to terminate this Lease upon 30 days’ written notice to Landlord unless Landlord shall substantially complete such repairs prior to the expiration of such 30-day period.

12.4     Abatement of Rent. Notwithstanding anything herein stated to the contrary, in the event of any damage or destruction and this Lease is not terminated as provided herein, then, to the extent that the Premises are unusable, Base Rent shall abate until Landlord has completed its repair and restoration work, plus such additional period of time, not exceeding an additional 90 days, as is reasonably necessary in order for Tenant to repair Alterations. In the event of any damage or destruction of the Premises and the termination of this Lease, Tenant shall be released from any liability hereunder as of the date of such damage or destruction and insurance proceeds shall be applied as required by Landlord or Landlord’s mortgagee.

12.5     Last Year of Lease Term. Notwithstanding anything herein stated to the contrary, Landlord shall not be obligated to repair or rebuild the Premises if material damage or destruction shall occur during the last year of the Lease Term and Tenant does not elect within 30 days after such damage or destruction to extend the Lease Term for the following Extended Term (if any).

ARTICLE 13: CONDEMNATION

13.1     Condemnation. If any part of the Property should be taken under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would in Tenant’s reasonable judgment prevent or materially interfere with Tenant’s use of the Premises, then upon not less than 30 days’ prior written notice by Tenant this Lease shall terminate and Base Rent shall be apportioned as of the date of title vesting in such proceeding or purchase. Otherwise, this Lease shall not terminate, but the Base Rent payable hereunder during the unexpired term (or period of such taking if shorter) shall be reduced to such extent as may be fair and reasonable under the circumstances. If this Lease is not terminated pursuant to this Paragraph 13.1, then Landlord shall, to the extent of condemnation proceeds received by the Landlord, restore any property damage as a result of the taking. Landlord shall be entitled to receive the entire price or award from any such taking, except that Tenant shall be entitled to an allowance for the cost of Alterations installed by Tenant, Tenant’s moving expenses, damage to the property that Tenant is permitted to remove under this Lease and other items recoverable by Tenant under applicable law (excluding Tenant’s leasehold interest).

ARTICLE 14: ASSIGNMENT AND SUBLETTING

14.1     Assignments and Subleases. Tenant shall be permitted to assign and sublet all or any portion of the Premises with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In no event shall Tenant assign this Lease if the proposed subtenant is a party who would detract from the character of the building as a first-class office building, an agency that enjoys diplomatic immunity, or if the use would contravene any restrictive covenant affecting the building. Landlord’s consent to one assignment, sublease, or transfer shall not be deemed as consent to any other further assignment or sublease. No acceptance by Landlord of any rent or any other sum of money from any assignee, sublessee or other category of transferee shall release Tenant from any of its obligations. Tenant shall remain primarily liable on this Lease for the entire Term and shall not be released from the full and complete performance of the terms, conditions, covenants and agreements. Landlord’s consent shall not be required with respect to, and Tenant shall be permitted to assign the Lease or sublease any portion of the premises during the initial term and any extensions term(s), to any related entity, parent company, subsidiary or affiliate of Tenant (collectively, “Affliate”), or any assignment resulting from a consolidation, merger, stock transfer or purchase of substantially all of Tenant’s assets. However, Tenant must inform Landlord in writing, of it’s intent to sublease or assign any portion of its interest to a related entity.

14.2     Tenant to Remain Liable. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease. Upon the occurrence of an event of default as hereinafter defined, if the Premises or any part thereof are then sublet, Landlord, in addition to any other remedies herein provided, or provided by law, may at its option collect directly from such subtenant all rents becoming due to Tenant under such sublease and apply such rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

ARTICLE 15: DEFAULT BY TENANT

15.1     Defaults. Each of the following shall be an “event of default” under this Lease:

(a)	Tenant shall fail to pay rent or any other sum payable under this Lease within five days after it is due.

(b)	Tenant shall abandon the Premises at any time when rent is due and unpaid or at any time when Tenant has failed to maintain the insurance required by Paragraph 7.3

(c)	Tenant shall fail to perform any of Tenant’s other obligations under this Lease (other than as described in (a) above) and such failure shall continue for a period of 30 days after written notice from Landlord; provided that if more than 30 days shall be reasonably required to complete such performance, Tenant shall not be in default if Tenant shall commence such performance within the 30-day period and shall thereafter diligently pursue its completion. Any notice provided to Tenant shall be in lieu of, and not in addition to, any notice required under applicable law, and any cure period provided herein shall run concurrently with any cure period provided by applicable laws.

15.2     Remedies. On the occurrence of an event of default by Tenant, Landlord may, at any time thereafter, and without limiting Landlord in the exercise of any right or remedy which Landlord may have, pursue any of the following remedies, provided that Landlord shall not commence such remedies prior to five days (or any longer period required by law) after giving notice of an event of default under Paragraph 15.1(a) or prior to fifteen days (or any longer period required by law) after giving notice of an event of default under Paragraph 15.1(b) or 15.1(c) and if the events giving rise to the event of default are cured within such time period, Landlord’s notice of default shall be deemed rescinded:

(a)	Landlord may peaceably reenter the Premises upon voluntary surrender by Tenant or may remove Tenant and any other persons occupying the Premises therefrom, using such legal proceedings as may be available.

(b)	In addition to reentry under Paragraph 15.2(a) above, Landlord may elect in writing to terminate this Lease. Upon such termination, Landlord may recover from Tenant the following: (i) the worth at the time of award of the unpaid rent and other charges under this

Lease that had been earned at the time of termination; (ii) the worth at the time of award of the amount by which (x) the unpaid rent and other charges under this Lease which would have been earned after termination until the time of award exceeds (y) the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which (x) the unpaid rent and other charges under this Lease for the balance of the Lease Term after the time of award exceeds (y) the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) shall be computed by allowing interest at the Default Rate (as defined in Paragraph 3.2). The “worth at the time of award” of the amount referred to in clause (iii) shall be computed by discounting such amount at the discount rate of Chase Manhattan Bank of New York at the time of award plus two percent.

(c)	In addition to reentry pursuant to Paragraph 15.2(a) above, Landlord may elect in writing to terminate Tenant’s right to possession without terminating this Lease. In such case, this Lease shall continue in effect (subject to Landlord’s right to terminate this Lease pursuant to Paragraph 15.2(b)), and Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time.

Notwithstanding anything to the contrary set forth above, in the event that Landlord retakes possession of the Premises pursuant to subparagraphs (a), (b) or (c) of this Paragraph 15.2, Landlord shall use commercially reasonable efforts to relet the Premises and thereby mitigate its damages.

15.3     Self-Help. In addition to the remedies set forth in Paragraph 15.2, Landlord shall have the right, upon advance written notice as set forth below, at all times when Tenant has failed to perform any of its obligations under this Lease, to enter the Premises for the purpose of curing any uncured event of default of Tenant (whether or not such default is yet an event of default), and no entry for that purpose shall be deemed to work a forfeiture or termination of this Lease. Tenant shall permit such entry, and in that regard:

(a)	Landlord shall give at least seven (7) days’ written notice to Tenant of its intention to enter the Premises for that purpose, but may enter upon a shorter period of notice or without notice where in Landlord’s reasonable judgment there is real or immediate emergency or danger to persons or property or where any delay in remedying the default could materially prejudice Landlord or its interest in the Premises;

(b)	For the purpose of curing the default of Tenant under this Lease, Landlord may perform said obligation or cause said obligation to be performed and do or cause to be done those things that may be necessary or incidental thereto including without limiting the generality of the foregoing the right to make reasonable repairs and installations and to expend monies reasonably in connection with such right; and

(c)	Tenant shall reimburse Landlord upon written demand, accompanied by paid receipts or other substantiating evidence of cost, for all reasonable expenses incurred by Landlord in remedying such default.

Landlord shall be under no obligation to remedy any default by Tenant and shall not incur any liability to Tenant for any act or omission in the course of its remedying or attempting to remedy any default except to the extent such act or omission constitutes intentional misconduct by or negligence of Landlord.

15.4     General Provisions Concerning Remedies. For purposes of calculating the damages, which Landlord may recover from Tenant pursuant to this Article 15, all amounts payable by Tenant in excess of Base Rent shall be deemed rent. On any termination, Landlord’s damages for default shall include all reasonable costs and fees, including reasonable attorneys’ fees that Landlord shall incur in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to this Lease, the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant, or the pursuing of any action with respect to Landlord’s right to possession of the Premises. To the extent permitted by applicable law, any and all rights and remedies which either party may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law. All costs incurred by either party in connection with collecting any amounts and damages owing by the other party pursuant to the provisions of this Lease or to enforce any provision of this Lease, including by way of example, but not limitation, reasonable attorneys’ fees from the date any such matter is turned over to an attorney, shall also be recoverable from the other party. LANDLORD AND TENANT AGREE THAT ANY ACTION OR PROCEEDING ARISING OUT OF THIS LEASE SHALL BE HEARD BY A COURT SITTING WITHOUT A JURY IN THE STATE OF ALABAMA AND EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

ARTICLE 16: DEFAULT BY LANDLORD

16.1     Notice of Landlord Default. Tenant may give notice to Landlord of any failure by Landlord to perform any of its obligations under this Lease. Landlord shall not be in default under this Lease unless Landlord shall fail to cure such non-performance within 30 days after receipt of Tenant’s notice. However, if such nonperformance shall reasonably require more than 30 days to cure, Landlord shall not be in default if such cure shall be commenced within such 30-day period and thereafter diligently pursued to completion. If Landlord’s default renders the Premises unusable by Tenant, in whole or in part, for Tenant’s normal purposes in any case in which Paragraph 6.2 above is not applicable, Base Rent (or an equitable portion thereof, based upon the portion of the Premises rendered unusable by Tenant) shall abate beginning 48 hours after Tenant gives notice to Landlord that the Premises are unusable in whole or in part (and Base Rent shall abate notwithstanding that the 30-day grace period for Landlord’s performance has not expired) and, if a substantial portion of the Premises is unusable for Tenant’s normal purposes for a period in excess of 60 days by reason thereof, Tenant shall have the right to terminate this Lease by giving notice to Landlord at any time thereafter prior to the default being cured.

16.2     Self Help. If Landlord shall default beyond applicable grace and notice periods in the performance of any repair, maintenance or payment obligation on Landlord’s part to be performed or paid hereunder and such default materially adversely affects the condition of the Premises or the ability of Tenant to perform its business therein or may result in termination of this Lease, then Tenant may perform the same for the account and at the sole cost and expense of Landlord, without notice if an emergency exists, or, if no emergency exists, on 30 days’ prior written notice to Landlord, and all costs and expenses paid or incurred by Tenant in curing such default shall be paid by Landlord to Tenant upon demand together with interest at the Default Rate, provided, however, that, prior to performing any such obligation for the account of Landlord (other than in the event of an emergency), Tenant shall notify any mortgagee of the Premises of whom Landlord has provided Tenant with written notice (“Lender”), which notice may be given simultaneously with Tenant’s notice to Landlord as provided above, and such Lender shall have 30 days to cure such default. If (a) Landlord fails to pay to Tenant any amounts expended by Tenant to cure Landlord’s default (as provided in the previous sentence), (b) Tenant obtains a final non-appealable judgment against Landlord in a court of law relating to such default, and (c) such final judgment is not satisfied within 30 days after the rendering of such judgment or otherwise in accordance with its terms, then Tenant may offset the amount of such final judgment against rent hereunder. In the event of an emergency, Tenant shall give Landlord prompt notice of any action taken by Tenant pursuant to this Paragraph 16.2 and shall incur only such costs and expenses as are necessary to meet the emergency; no additional costs or expenses shall be incurred which are not necessary to meet the emergency until Tenant shall have given Landlord and Lender 30 days’ prior written notice of default, and as herein above provided in this Paragraph 16.2. Notwithstanding anything set forth in this Lease to the contrary, Tenant shall have no right of self-help and offset with regard to capital improvements (excluding repairs) costing in excess of $100,000, and no right of recovery or offset hereunder shall affect any obligation of Tenant to pay or reimburse Landlord for any item that is payable or reimbursable to Landlord pursuant to this Lease.

ARTICLE 17: SURRENDER

17.1     Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in as good condition as at the Lease Commencement Date, except for normal wear and tear, damage due to casualty, matters covered by the mutual waiver of claims in Paragraph 7.4, damage or alterations due to condemnation, and Alterations that Tenant is not required to remove pursuant to this Lease and does not elect to remove. Tenant shall repair, at Tenant’s expense, any damage to the Premises caused by Tenant’s removal of its personal property or trade fixtures and shall restore the Premises to as good a condition as it existed on the Lease Commencement Date.

ARTICLE 18: PROTECTION OF LENDERS

18.1     Protection of Lenders. Tenant agrees that this Lease shall be subordinate to any ground lease or underlying lease, first-lien mortgage or deed of trust or other first lien covering the Property, upon and subject to the following terms and conditions. Tenant’s subordination is expressly conditioned on execution and delivery to Tenant by each lessor under a ground lease or underlying lease, and by each mortgagee, lien holder and beneficiary of a deed of trust, of a nondisturbance agreement reasonably acceptable to Tenant. Landlord agrees to provide such nondisturbance agreement(s) from each existing lessor, mortgagee, lien holder and beneficiary within 30 days after the execution of this Lease, failing which Tenant may terminate this Lease by giving notice to Landlord at any time thereafter prior to delivery of such nondisturbance agreement(s), and the delivery of the same shall in any event be a condition to Tenant’s obligation to pay rent under this Lease. The nondisturbance agreement shall be in recordable form and shall recognize Tenant’s rights under this Lease in the event Landlord’s interest is terminated while this Lease is in full force and effect. The nondisturbance agreement shall include a provision to the effect that in the event of a termination of the ground or underlying lease or foreclosure of the mortgage, deed of trust or other lien in favor of the secured party, or upon a sale of the property encumbered thereby pursuant to the trustee’s power of sale, or upon a transfer of the Property by deed in lieu of foreclosure, then for so long as there is no material event of default by Tenant under this Lease, this Lease shall continue in full force and effect as a direct lease between the owner or succeeding owner of the Property, as Landlord, and Tenant for the balance of the Lease Term, upon and subject to all of the terms, covenants and conditions of this Lease. The nondisturbance agreement shall not in any event include any terms that are inconsistent with the terms of this Lease or that adversely affect Tenant’s rights or increase Tenant’s obligations under this Lease.

ARTICLE 19: WARRANTY OF TITLE AND OF QUIET ENJOYMENT

19.1     Warranty of Title and of Quiet Enjoyment. Landlord warrants that it has sufficient title to the Property to enable Landlord to perform its obligations under this Lease, that there is no ground lease or other underlying lease affecting the Property on the date hereof and that there is no mortgage, deed of trust or other lien affecting the Property on the date hereof other than the Industrial Board lease on the building and two mortgages to Regions Bank. Landlord warrants that for so long as no default has occurred and is continuing under this Lease which would allow Landlord to terminate Tenant’s right to possession of the Premises, Tenant shall have the right to peacefully and quietly use and enjoy the Premises

ARTICLE 20: MISCELLANEOUS PROVISIONS

20.1     Estoppel Certificates. Each party hereto shall, upon request from the other party, at any time and from time to time execute, acknowledge and deliver to such party a written statement, in the form generally acceptable to institutional purchasers or lenders, certifying as follows: that this Lease is unmodified and in full force and effect (or if there has been any modification thereof, that the same is in full force and effect as modified and stating the nature thereof); that to the best of its knowledge there are no uncured defaults on the part of the other party hereto (or if any such default exists, the specific nature and extent thereof); the date to which any rents and other charges have been paid in advance, if any; and such other factual matters as are typically contained in such certificates.

20.2     Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Substances; or, upon reasonable advance notice to Tenant, to show the Premises to potential buyers, investors or other parties or for any other purpose Landlord deems reasonably necessary. Landlord shall give Tenant reasonable prior notice of such entry, except in the case of an emergency, in which event Landlord shall make reasonable efforts to notify Tenant. Landlord and its agents shall be accompanied by a representative of Tenant if required by Tenant. Landlord shall minimize interference with Tenant’s operations during any entry. Landlord acknowledges that certain portions of the Premises may be subject to security restrictions. In that connection, Landlord shall observe any Boeing Company and U.S. Government regulations, which apply to the Premises. Landlord may place customary “For Sale” signs on the

Premises, and during the last six months of the Lease Term Landlord may place customary “For Lease” signs on the Premises.

20.3     Landlord’s Liability. No owner of the Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Premises. If the holder of any ground lease, deed of trust or mortgage encumbering the Premises, or any purchaser or transferee pursuant to the foreclosure or transfer of the Premises under any such instrument, becomes the Landlord, then the obligations of such Landlord shall be binding upon the assets of such Landlord which comprise the Premises (including rents, the proceeds of any sale or encumbrance of the Property, and the proceeds of any condemnation award or policy of property insurance covering the Property), but not upon other assets of such Landlord.

20.4     Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

20.5     Monetary Obligations. All monetary obligations of Tenant under this Lease are deemed to be rent, and except as provided herein the payment of rent is an independent covenant.

20.6     Covenants and Conditions. All provisions of this Lease to be observed and performed by Tenant are both covenants and conditions.

20.7     Interpretation. The captions of the Articles or Paragraphs of this Lease are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission.

20.8     Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements shall be effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

20.9     Notices. All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by a national overnight delivery service, which maintains delivery records, or by facsimile (provided such facsimile transmission is confirmed within three business days by duplicate notice delivered as otherwise provided herein). Notices to Tenant shall be delivered to the address specified in Paragraph 1.12 above. Notices to Landlord shall be delivered to the address specified in Paragraph 1.11 above. All notices shall be effective upon delivery (or refusal of delivery). Either party may change its notice address upon written notice to the other party.

20.10     Waivers. All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

20.11     No Recordation. Tenant shall not record this Lease. Either Landlord or Tenant may require that a notice, short form or memorandum of this Lease executed by both parties be recorded. The form of such short form lease is attached as Exhibit ______. The party requiring such recording shall pay all transfer taxes and recording fees.

20.12     Binding Effect; Choice of Law. This Lease shall bind any party who shall legally acquire any rights or interest in this Lease from Landlord or Tenant, provided that Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the State of Alabama, without reference to its choice of law rules, shall govern this Lease.

20.13     Force Majeure. If either party cannot perform any of its obligations due to events beyond its reasonable control (other than the payment of money), the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond a party’s reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or materials, government regulations or restrictions and weather conditions.

20.14     Effect of Termination. Termination of this Lease will not relieve either party of its obligations with respect to any indemnity or warranty, which arises out of events occurring prior to the date of such termination.

20.15     Parking. During the term of the lease, free parking shall be available for Tenant’s customers and employees with a minimum of 450-500 spaces. Landlord shall be responsible for design, Research Park Board approval, and the actual construction of the additional parking needed to provide this amount of parking as a Base Building Improvement. The additional parking shall be completed no later than November 15, 2002.

20.16     Landlord’s Furnishings. It is understood and agreed between the parties hereto that, in consideration for this lease, the Landlord shall provide the following for the Tenant’s use at no charge, throughout the term or any extensions, (i) the lobby furnishings, including light fixtures over the reception desk, (ii) half of the existing training room tables and (iii) 80% of the existing cafeteria tables and chairs.

20.17     Security. Tenant shall have the right to maintain, at its own cost and expense, a card key access system for its employees or any other security systems it deems necessary. Tenant shall have the right to fence the perimeter, at its own cost and expense, with Landlord’s written consent and the consent of the Cummings Research Park Board Authority. Should a fenced perimeter be required during any part of the term of this lease, it shall be removed at Tenant’s sole cost and expense upon lease expiration if requested by Landlord.

20.18     Antennae/Satellite Equipment. Tenant will be permitted to mount and install satellite dishes and/or antennae (together with cables) on the rooftop of the Building during the Lease Term (including renewals). Tenant shall be responsible for the maintenance and repair of roof penetrations where dishes are installed. There shall be no roof top charges to Tenant during the Lease Term (including renewals) of this Lease.

ARTICLE 21: BROKERS

21.1     Brokers. During the negotiation of this Lease, Landlord was represented by John Blue Realty (“Landlord’s Broker”) and Tenant was represented by CB Richard Ellis and Concourse Group, Inc. (“Tenant’s Broker”). Landlord shall be responsible for paying a commission equal to $268,500, which amount is equal to 6 percent multiplied by the total Base Rent payable by Tenant for the 64 month Lease Term, or $4,475,000. Two thirds of the commission, or $179,000, is to be paid to Tenant’s Broker and one third of the commission, or $89,500, is to be paid to Landlord’s Broker.

21.2     Indemnity. Landlord shall indemnify and hold Tenant harmless from and against any claim by any person other than Landlord’s Broker claiming to have represented Landlord in connection with the negotiation, execution or performance of this Lease for payment of any commission, finder’s fee or the like and from and against any claim by Landlord’s Broker for compensation in excess of that provided for in Paragraph 21.1. Tenant shall indemnify and hold Landlord harmless from and against any claim by any person other than Tenant’s Broker claiming to have represented Tenant in connection with the negotiation, execution or performance of this Lease for payment of any commission, finder’s fee or the like and from and against any claim by Tenant’s Broker for compensation in excess of that provided for in Paragraph 21.1.

ARTICLE 22: OPTION TO PURCHASE

22.1     Option to Purchase. Landlord hereby grants to Tenant, subject and pursuant to the terms and conditions outlined herein, an Option to Purchase Landlord’s leasehold interest (including Landlord’s right to purchase the underlying fee simple title) in the real property described in Exhibit “A” to this Agreement (the “Property”) at a Purchase Price of $7,500,000.00 under terms and conditions outlined under a separate Purchase and Sale Agreement. Such Option to Purchase is referred to as the “Option”. The Option shall become effective on the date of this Agreement and shall expire on November 1, 2002, unless extended in writing by mutual agreement between the Landlord and Tenant. Tenant may exercise the Option at any time prior to its expiration by delivering to Landlord written notice of its intent to purchase the Property, which written notice will outline (a) Purchase Price and (b) Estimated timeframe for Buyer’s Due Diligence, but in any event the closing shall occur within 45 days of Tenant’s written notice of its intent to purchase the Property. Once written notice is received negotiation of a Sale and Purchase Agreement shall begin. All written notices required to be given pursuant to the terms hereof shall be deliverable pursuant to Article 20.9 of this Agreement

EXECUTED IN DUPLICATE as of the date set forth in Paragraph 1.1.

Landlord:	Tenant:

Verilink Corporation	The Boeing Company

By: /s/ Leigh S. Belden	By: /s/ Stephen J. Barker
Title: President & CEO	Title: Philip W. Cyburt
Printed Name: Leigh S. Belden	Printed Name: Vice President
Stephen J. Barker Authorized Signatory

STATE OF ALABAMA	)
)
COUNTY OF MADISON	)

                        I, the undersigned, a Notary Public in and for said County in said State, do hereby certify that Leigh S. Belden, whose name as President & CEO of Verilink Corporation , a Delaware corporation, is signed to the foregoing instrument, and who is known to me, and known to be such officer, acknowledged before me on this day that, being informed of the contents of said instrument, (s)he, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

            Given under my hand and official seal this the 2nd day of August, 2002.

/s/ Michael Terry
Notary Public
My Commission expires: 08/13/05

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)

                        On August 2, 2002, before me, T.S. Wertner, Notary Public, personally appeared Stephen J. Barker, personally know to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal
/s/ T. S. Wertner
Commission # 1349842
Notary Public – California Los Angeles County My Comm. Expires Apr 6, 2006

Exhibit A

Site Plan

Exhibit B

Legal Description

Exhibit C

Rental Schedule

Lease Period	Annual Rental	Monthly Rental
August 1 – November 30, 2002	$-0-	$-0-
December 1, 2002 – November 30, 2003	$850,000.00	$70,833.33
December 1, 2003 – November 30, 2004	$872,500.00	$72,708.33
December 1, 2004 – November 30, 2005	$895,000.00	$74,583.33
December 1, 2005 – November 30, 2006	$917,500.00	$76,458.33
December 1, 2006 – November 30, 2007	$940,000.00	$78,333.33